Exhibit 77(o)

Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker / Dealer From Whom Purchased	Affiliated/Principal Underwriter of Syndicate
ING U.S. Bond Index Portfolio	Anheuser-Busch InBev Worldwide Inc.	7/11/2012	Barclays Capital Inc.	ING Capital LLC
ING U.S. Bond Index Portfolio	Anheuser-Busch InBev Worldwide Inc.	7/11/2012	J.P. Morgan Securities Inc.	ING Capital LLC
ING U.S. Bond Index Portfolio	Anheuser-Busch InBev Worldwide Inc.	7/11/2012	Deutsche Bank Securities, Inc.	ING Capital LLC
ING U.S. Bond Index Portfolio	METLIFE INC	8/8/2012	BARC	ING Financial Markets
ING U.S. Bond Index Portfolio	THERMO FISHER SCIENTIFIC INC	8/15/2012	RBSG	ING Financial Markets
ING U.S. Bond Index Portfolio	GENERAL ELECTRIC CO	10/1/2012	CITI	ING Financial Markets LLC
ING U.S. Bond Index Portfolio	GENERAL ELECTRIC CO	10/1/2012	BARC	ING Financial Markets LLC
ING U.S. Bond Index Portfolio	BANK OF AMERICA CORP	10/4/2012	BOA	ING Financial Markets LLC
ING U.S. Bond Index Portfolio	ROYAL BANK OF CANADA	10/25/2012	RBCD	ING Financial Markets LLC
ING U.S. Bond Index Portfolio	HSBC USA INC	12/1/2012	HSBC	ING Financial Markets LLC